DigitalBridge Completes DataBank Recapitalization

Achieves Key 2023 Objective with Successful Deconsolidation of DataBank

BOCA RATON, Fla.-- September 14, 2023 -- DigitalBridge Group, Inc. (NYSE: DBRG) (“DigitalBridge” or the “Company”) today announced it has completed the previously announced recapitalization of its portfolio company DataBank, a leading nationwide edge data center platform. DigitalBridge received $219 million in additional commitments in the final closing, bringing total recapitalization commitments to $2.2 billion. The completion of the recapitalization will result in a deconsolidation of DataBank from DigitalBridge’s consolidated financial statements.

Marc Ganzi, CEO of DigitalBridge, said, “The successful recapitalization and deconsolidation of DataBank – one of our key 2023 priorities – will further simplify our business profile and result in administrative savings. We are also pleased that DigitalBridge shareholders, alongside new investors Swiss Life Asset Management, EDF Invest, and IMCO, will maintain significant exposure to the next phase of growth and value creation at DataBank, driven by strong AI-led demand for more data center power and capacity.”

In connection with the completion of the recapitalization, DigitalBridge will receive gross cash proceeds of $50 million, bringing its total gross cash proceeds to $479 million inclusive of prior closings, and its ownership in DataBank will be reduced to 9.87%. The pricing of the recapitalization, which has remained constant throughout the recap process, implies a pre-transaction net equity value of $905 million for DigitalBridge’s ownership, reflecting a 2.0x multiple of invested capital (MOIC) since DigitalBridge’s initial balance sheet investment in December 2019. DigitalBridge plans to continue to hold its 9.87% stake in DataBank, with a remaining fair market value of $434 million.

DataBank is the largest edge infrastructure operator in the U.S., enabling the world’s largest enterprises, technology and content providers to consistently deploy and manage their mission-critical applications and data across a nationwide platform. DataBank’s portfolio consists of more than 65 data centers, 20 interconnection hubs in more than 27 markets, on-ramps to an ecosystem of cloud providers, and a modular edge data center platform.

About DigitalBridge

DigitalBridge (NYSE: DBRG) is a leading global alternative asset manager dedicated to investing in digital infrastructure. With a heritage of over 25 years investing in and operating businesses across the digital ecosystem including cell towers, data centers, fiber, small cells and edge infrastructure, the DigitalBridge team manages over $70 billion of digital infrastructure assets on behalf of its limited partners and shareholders. Headquartered in Boca Raton, Florida, DigitalBridge has key offices in New York, Los Angeles, London, Luxembourg and Singapore. For more information, visit: www.digitalbridge.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include the impact of AI on demand for more data center power and capacity, the accounting impact of the recapitalization and other risks and uncertainties, including those detailed in DigitalBridge’s Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, and its other reports filed from time to time with the U.S. Securities and Exchange Commission. All forward-looking statements reflect DigitalBridge’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. DigitalBridge cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. DigitalBridge is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and DigitalBridge does not intend to do so.

Investors:
Severin White
Managing Director, Head of Public Investor Relations
(212) 547-2777
severin.white@digitalbridge.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Sarah Salky
(212) 355-4449
dbrg-jf@joelefrank.com